                                                                   EXHIBIT 10.58


                               Execution Agreement


                              AFFILIATION AGREEMENT


        THIS AGREEMENT made as of the 27th day of February, 1997 is by and between THE BOX Worldwide, Inc., a Florida corporation ("Network"), and Satellite Services, Inc., a Delaware corporation ("Affiliate"), regarding the cable television programming services collectively and currently known as "The Box" (whether in their current analog format or in any other digitized, compressed, modified, replaced or otherwise manipulated format; whether satellite-delivered [the "Satellite Service"] and/or locally individualized, constituted and delivered [the "Primary Service"] via a music video server/jukebox [an "Earthbox"], which programming services may be referred to hereinafter together or singly as the "Services" or the "Service", and which references shall all be interpreted, whether in the singular or plural form, in the way most favorable to Affiliate). The parties hereby mutually agree as follows:

        1.   RIGHTS:

             (a) Grant of Rights. Network hereby grants to Affiliate and its affiliates, and Affiliate hereby accepts on behalf of itself and its affiliates,

                      (i) the non-exclusive right, but not the obligation, to
               exhibit, distribute and authorize the reception of each Service by cable or other wire or fiber optic transmission system or any other transmission path provided by a material substance, whether now existing or developed in the future, ("Cable") in the Operating Areas (as defined herein) of Cable Systems (as defined herein);

                   (ii) the non-exclusive right, but not the obligation, to
               exhibit, distribute and authorize the reception of each Service by any satellite master antenna television system ("SMATV"), multipoint distribution service ("MDS"), multichannel multipoint distribution service ("MMDS"), any system or enterprise (regardless of whether such system or enterprise is affiliated with the owner and/or operator of any required distribution equipment) that distributes audio/visual signals and/or programming over the distribution facilities of a common carrier by means of a video dialtone connection or other common carrier arrangement, whether now existing or developed in the future ("OVS/VDT"), and/or any other system or enterprise that distributes audio/visual signals and/or programming by any other means of distribution, whether now existing or developed in the future, that meets the System Qualifications of Exhibit A hereto;

                      (iii) the non-exclusive right, but not the obligation, to
               exhibit and subdistribute each Service to, and authorize the reception of each Service by, any MDS, MMDS and/or any other system or enterprise that distributes audio/visual signals and/or programming by any other means of distribution (other than Cable and OVS/VDT), whether now existing or developed in the future, that does not meet the System Qualifications of Exhibit A hereto, but that is located within and/or serving customers located within the Distribution Areas (as defined herein) of Cable Systems or any other video distribution system or enterprise that meets the System Qualifications of Exhibit A hereto;

                      (iv) the non-exclusive right, but not the obligation, to
               exhibit and subdistribute the Service to, and authorize the reception of the Service by, any SMATV that does not meet the System Qualifications of Exhibit A hereto; and

                      (iv) the non-exclusive right, but not the obligation, to
               exhibit, distribute, subdistribute and authorize the reception of each Service nationwide (including, collectively, the United States, the District of Columbia and the territories, possessions and commonwealths of the United States) to any person or entity that receives the signal of either or both of the Services by means of equipment capable of receiving audio/visual signals and/or programming directly from any satellite, whether now existing or developed in the future, including, without limitation, C-Band and Ku-Band signals, whether or not such signals are digitized, compressed, modified, replaced or otherwise manipulated, including tier-bit access rights and tier-addressed messaging rights ("Satellite").

        The rights granted to Affiliate in this Section 1(a) and elsewhere in this Agreement are also granted hereby to any affiliate of Affiliate. As used in this Agreement, an "affiliate of Affiliate" shall include any entity meeting the requirements of paragraphs I.1, II or III of Exhibit A hereto as if such entity were a Cable television system or other video distribution system or enterprise.

        "Operating Area" of a Cable television system or other video distribution system or enterprise shall mean that geographic area where the owner or operator of the system or enterprise is authorized by appropriate governmental authority to operate an audio or video distribution facility and is operating an audio or video distribution facility within such area; provided, however, that if a franchise or license is not required for the distribution of television services in a particular geographic area, then the Operating Area of a system or enterprise shall mean that geographic area where the system or enterprise is operating regardless of the presence or absence of a franchise or license.

        "Distribution Area" of a Cable television system or other video distribution system or enterprise shall mean (A) the Operating Area of such system or enterprise, (B) other areas of counties in which the Operating Area of such system or enterprise is wholly or partially located but which areas are not the subject of a Cable television franchise or license or, if a Cable television franchise or license exists in such areas, the owner or operator of such franchise or license is not distributing the Services, and (C) areas of counties (which areas are contiguous to counties where an Operating Area of a system or enterprise is wholly or partially located) that are not the subject of a Cable television franchise or license or, if a Cable television franchise or license exists in such areas, the owner or operator of such franchise or license is not distributing the Services within such areas.

        "Cable System(s)" shall mean any audio and/or video distribution system or enterprise that (1) meets the System Qualifications of Exhibit A hereto, and
(2) provides television services, which may include other audio/visual services, by Cable.

        "Subdistribute" or "subdistribution" shall mean the distribution of a Service by Affiliate, or an affiliate of Affiliate, to an unaffiliated third party who in turn sells such Service to a viewing customer, where such third party pays Affiliate, or an affiliate of Affiliate, fees for licensing of such Service, as opposed to only transport fees, some portion of which is then paid to Network by Affiliate pursuant to the terms of this Agreement.

        "Alternative Technology(ies)" shall mean SMATV, MDS, MMDS, OVS/VDT, Satellite and/or any other means of distribution (other than Cable) whether now existing or developed in the future.

             (b) Affiliate shall have the right, upon written notice to Network within thirty (30) days thereof, to elect to include under this Agreement, and to demand authorization from Network, if necessary, and if elected by Affiliate, to launch, relaunch, or to continue to distribute (x) the Satellite Service and/or (y) subject to the provisions of Section 4(b) hereof, the Primary Service on any Cable television system or other video distribution system or enterprise (regardless of whether such system or enterprise is affiliated with the owner of any required distribution equipment) that meets the System Qualifications of Exhibit A hereto (or for which Affiliate has and exercises subdistribution rights as provided in Sections 1(a)(iii) through (v) hereof and regardless of whether such system or enterprise is a Cable television system. Any Cable television system or other video distribution system or enterprise that Affiliate elects to include under this Agreement shall be referred to in this Agreement, individually, as a "System" or, collectively, as

"Systems". Upon receipt of such a notice, Schedule 1 hereof shall be deemed to include such System, and such System shall be included as a System under this Agreement as of the later of: (i) the launch or relaunch date of a Service on such System, (ii) the date such System first meets the qualifications of Exhibit A hereto, or (iii) the date for inclusion specified in such notice if such notice is properly given pursuant to Section 11 hereof. Any then-existing agreement between or among Network and any one or more third parties applicable to any such System for carriage of such Service shall terminate and cease to be effective with respect to such System as of the effective date of the addition or deemed addition of such System to Schedule 1. Affiliate shall have the right, in Affiliate's sole and absolute discretion, to discontinue carriage of either or both Services on any or all Systems, and to delete any or all Systems from
Schedule 1 hereto, by providing Network with written notice within forty-five
(45) days of such deletion.

        2.   TERM:

             (a) Unless earlier terminated pursuant to the terms of this Agreement, the "Term" of this Agreement shall consist of, collectively, the Initial Term and any number of Renewal Terms (each as defined herein). The "Initial Term" of this Agreement shall be for seven (7) years commencing as of the date hereof.

             (b) This Agreement shall automatically renew for successive five
(5) year periods (each a "Renewal Term" and the first such Renewal Term, if any, shall be referred to herein as the "First Renewal Term") after the expiration of the Initial Term, and each Renewal Term, unless either, (i) this Agreement is terminated earlier in accordance with the terms hereof, or (ii) Affiliate provides written notice to Network of its intent to terminate this Agreement, in Affiliate's sole and absolute discretion, a minimum of forty-five (45) days prior to the end of the Initial Term or any Renewal Term.

        3.   CONTENT OF THE SERVICES:

             (a) Based upon a weekly average, during the Term the programming on
the Primary Service shall contain not less than      [ * ]            music
videos. Based upon a weekly average, during the Term the programming on the
Satellite Service shall contain not less than        [ * ]         music videos.
Neither advertising announcements (for which Network is compensated by a third party, not including affiliated entities), nor marketing and promotional announcements (for which Network is not compensated by a third party, including affiliated entities) shall be deemed to be programming for the purpose of calculating the percentages set forth in the first two sentences of this Section 3(a). Network shall, during each month of the Term, send one (1) copy of its monthly program schedule for each Service (if any) to Affiliate, in care of:
Programming Department. Network agrees that neither of the Services shall contain (i) programming that has received, or had it been rated would have received, an MPAA "X" or "NC-17"


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

rating; (ii) religious programming; (iii) a sufficient quantity of children's programming such that either Service could be characterized as a children's programming service; (iv) live or taped excerpts or entire portions of actual courtroom trials, hearings or other similar proceedings as a substantial component of the programming; (v) pay-per-view movies or events; (vi) financial news; (vii) blackouts; or (viii) direct on air sales programming (as defined herein). Notwithstanding the foregoing, each Service may include direct on-air
sales programming (not to exceed   [ * ]          in length) in the commercial
announcement time allotted to Network pursuant to Section 3(b) hereof; and up to
     [ * ]      in each hour for the marketing of Network products and Network licensed merchandise ("Network Merchandising") as provided in Section 3(b) hereof.

             (b) Network shall make available to Affiliate not less than [ * ] of commercial announcement time per hour of each Service, to be used at
Affiliate's option and control. All such commercial announcement time shall be equally distributed throughout each and every hour of the applicable Service. Furthermore, at any time the programming on either Service is anything other than music videos, none of the commercial announcement time provided to Affiliate in connection with such programming shall occur during a terminal break. For purposes of this Section 3(b), "terminal break" shall mean the period between the actual or apparent end of one program and the actual or apparent beginning of another program. Affiliate shall have the right to retain for itself all of the proceeds derived from the sale of the commercial announcement time furnished to it hereunder. Network commercial announcement time on either Service shall not exceed ten (10) minutes in any hour; provided, however, that Network Merchandising shall not be included for purposes of determining the number of commercial announcement minutes allotted to Network under this Section 3(b). If, in any System, Affiliate is not using the commercial announcement time allotted to it hereunder, then Network may use Affiliate's unused commercial announcement time in such System for its own promotional (but not commercial) announcements. If, pursuant to the immediately preceding sentence, Network is using any or all of Affiliate's commercial announcement minutes for promotional announcements on either Service, such announcements may be pre-empted by such System at any time to insert its own commercial or promotional announcements. Network shall properly "tone-switch", using industry-recognized equipment, via audible or inaudible signals, all commercial announcement minutes contained within the programming of the Satellite Service to enable Affiliate to insert its commercial announcements. At Affiliate's sole option, Network shall either
(x) properly program each Earthbox with the necessary switching cues to enable Affiliate to insert its commercial announcements in the Primary Service or (y) insert Affiliate's commercial announcements in a manner to be mutually agreed on by the parties hereto. If Network fails properly to "tone-switch" (or, in the case of an Earthbox, otherwise to identify such commercial announcement minutes) to enable Affiliate to insert its commercial announcements as provided herein then, in addition to


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

Affiliate's other remedies hereunder or at law or in equity, Affiliate shall have the right, without first notifying Network, to preempt the applicable Service to insert its commercial announcements. Network shall reimburse Affiliate for all costs incurred by Affiliate or any affiliate of Affiliate associated with any change by Network in the method of identifying such commercial announcement minutes in either Service.

             (c) If for any reason, including, without limitation, causes beyond the control of Network, Affiliate, in good faith, determines that either or both Service(s) include(s) programming prohibited in Section 3(a) hereof and/or does not include programming of at least the quantity, quality, type and content as required in Section 3(a) hereof, Affiliate may, in addition to any and all remedies available to Affiliate hereunder, at law or in equity, at its option, either (i) discontinue carriage of the applicable Service(s) on any or all Systems and delete such System or Systems from Schedule 1 hereof, effective at any time by giving notice to Network within ten (10) days thereof; or (ii) receive a credit against the Fees (as defined herein) or any Renewal Amounts (as defined herein) payable by Affiliate to Network pursuant to this Agreement in the proportion that the hours of programming each day that either is prohibited by Section 3(a) hereof or deviates from the programming required in Section 3(a) hereof bears to the total hours the applicable Service(s) are transmitted each day; such credit to be applied against the Fees payable in any month.

             (d) No less than once per day in alternating day parts, but including each and every day part, each Service shall include the following audible message: "This programming is brought to you through the cooperation and support of your local cable company."

             (e) During the Term, Network shall provide the Satellite Service in its entirety to Affiliate. When the phrase "in its entirety" is used in this
Section 3(e), it means that each Service Subscriber receiving the Satellite Service (a "Satellite Subscriber") shall be able to receive, at all points in time, programming received at each such point in time by any other subscriber to the Satellite Service, and if any other subscriber to the Satellite Service is receiving, at a given point in time, programming that is different from the programming received by any Satellite Subscriber at such point in time, Affiliate shall have the unconditional right (in addition to any other remedies available to Affiliate at law or in equity) to elect which programming it desires to receive and utilize at any System, which programming it desires to subdistribute hereunder, and/or which programming it will authorize for reception by Satellite Subscribers.

             (f) In the event that any System, in its sole and absolute judgment, notifies Network it is unsatisfied with the playlist format of music videos installed in such System's Earthbox, Network shall, within fifteen (15) days of such notice, furnish such System with copies of the playlist formats in all of

Network's other Earthboxes. If such System then notifies Network of its desire to select any of such playlist formats (a "Reprogram System"), then Network shall duplicate such playlist format in the designated Earthboxes in such Reprogram System no later than thirty (30) days after notification of such
selection. Such Reprogram System shall guarantee to Network   [ * ]    percent
[ * ] of the per-subscriber revenue received by Network from Primary Subscribers (as defined herein) served by the applicable Earthbox in such Reprogram System in the month immediately prior to the month that it became a Reprogram System. Any Reprogram System may terminate its obligation to guarantee such revenue to Network by subsequently agreeing to allow Network to resume selection of the programming for the applicable Earthboxes. A Reprogram System shall have no obligation to guarantee such revenue to Network if it notifies Network that it wishes to review the playlist formats of any other distributor of the Primary Service that is operating in any area with reasonably similar demographics in
two categories:     [ * ]       and     [ * ]                . Network shall,
within fifteen (15) days of such notice, furnish such Reprogram System with copies of such playlist formats and such Reprogram System may then notify Network of its selection of any such playlist format, which Network shall duplicate in the designated Earthboxes no later than thirty (30) days after notification of such selection. Furthermore, Network agrees that the price it charges Primary Subscribers who call Network to program the music videos provided by an Earthbox shall not be more than the price it charges any subscriber receiving the Primary Service who is served by a distributor of the Primary Service operating in any part of Affiliate's Distribution Area; provided that Network shall not be required to equalize such prices in such Distribution Area until Affiliate or any System so requests in a written notice to Network. Furthermore, notwithstanding any other provision of this Agreement to the contrary, if Affiliate's Cable television subscribers constitute not less than fifty percent (50%) of the multi-channel video programming subscribers in a given community, then Affiliate shall be entitled to "genre exclusivity" in such community; that is, no other distributor in such community shall be permitted by Network to operate any playlist format the genre of which is substantially similar to any playlist format operated by Affiliate in such community hereunder.

             (g) Network agrees that it shall not authorize the terrestrial broadcast television exhibition of either Service, any portion thereof, or any programming derived therefrom within the Distribution Areas of any System; provided, however, that Network may authorize the terrestrial broadcast television exhibition of either Service within the Distribution Area of any System on any terrestrial broadcast television station (i) that is owned and operated either by Network or an affiliate of Network and (ii) that is located within the Distribution Area of any System in which either (A) less than twenty-five percent (25%) of the cable television households in the Designated Marketing Area ("DMA") (the "Minimum Distribution") of such station are subscribers of such System, or (B) neither Service is carried on a level of


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

service that is the first or second most highly penetrated level of service on a sufficient number of headends in such System to meet the Minimum Distribution. In the event Network authorizes the terrestrial broadcast television exhibition of either Service in an area that is also served by a Cable television system that (x) becomes a System hereunder after the date of such broadcast authorization, (y) either has or subsequently attains the requisite Minimum Distribution and (z) carries a Service on a level of service that is the first or second most highly penetrated level of service on a sufficient number of headends in such System to meet the Minimum Distribution, then Network shall permanently cease such exhibition no later than twelve (12) months after the date the applicable Service is first launched in such System. Notwithstanding the foregoing provisions of this Section 3(g), Network may authorize the terrestrial broadcast television exhibition of the Primary Service in the DMAs of Chicago, Illinois, and/or St. Louis, Missouri, and/or within the political boundaries of New York City, New York; provided that such terrestrial broadcast may only be through a low-power television transmitter, as that term is defined by the rules and regulations of the Federal Communications Commission.

             (h) For purposes of this Agreement, "direct on-air sales programming" shall mean any programming that includes the direct on-air marketing, offering for sale and/or sales of products and/or services, including, without limitation, home-shopping, infomercials and direct response advertising, regardless of the length of such programming, which may include product or service demonstrations, promotions, testimonials and/or referrals and may be in a documentary, talk-show, news, information or other disguised format. Direct on-air sales programming shall not include Network's regularly scheduled commercial announcement time (i.e., the commercial announcements distributed throughout the Services during other programming that are generally less than thirty (30) seconds in length and primarily used for promotional announcements or third party advertising of products and services that are not directly sold to the viewer during such commercial announcements).

        4.   DELIVERY AND DISTRIBUTION OF THE SERVICES:

             (a) During the Term, Network shall, at its own expense, deliver a signal of the Satellite Service to the earth station of each System designated by Affiliate or an affiliate of Affiliate to receive the Satellite Service (a "Satellite System"), to each Satellite Subscriber and, for the purposes of
Section 4(h) hereof, to other locations within the continental United States designated by Affiliate (in its sole and absolute discretion), by transmitting such signal via a domestic satellite commonly used for transmission of Cable television programming. No later than the date upon which the aggregate number of subscribers (including Service Subscribers) to the Satellite Service first
exceeds       [ * ]               , Network shall fully encrypt the satellite
signal of the Satellite Service utilizing scrambling technology commonly used in the domestic Cable television industry. Except

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

as otherwise provided in this Section 4(a), Affiliate shall, at its own expense, furnish an earth station and all other facilities necessary for the receipt of such satellite transmission and the delivery of the signal of the Satellite Service to the Satellite Subscribers in such Satellite Systems. In the event Network either (i) changes the satellite to which the Satellite Service is transmitted to a satellite or other transmission medium not susceptible to viewing by a Satellite System's or Satellite Systems' then-existing earth station equipment without affecting the receipt of the signals of any other programming or other services then received or committed to being received by such Satellite System(s), (ii) changes the technology used by Network to encrypt the signal of the Satellite Service to a technology not compatible with a Satellite System's or Satellite Systems' then existing descrambling equipment, or (iii) compresses, digitizes, or otherwise modifies the signal of the Satellite Service in such a manner that it cannot be received or utilized by a Satellite System(s), then Affiliate shall have the right to delete from Schedule 1 of this Agreement, immediately, any such Satellite System(s), and to discontinue carriage of the Satellite Service, immediately, in any such Satellite System(s); provided that this right of deletion and discontinuance shall not apply to any Satellite System(s) if: (1) Network agrees, unconditionally, to reimburse promptly such Satellite System(s), as the case may be, for (A) the cost to such Satellite System(s) to acquire and install equipment necessary to receive the signal of the Satellite Service from such new satellite, and/or (B) the cost to such Satellite System(s) to acquire and install equipment necessary for them to descramble, receive and/or utilize the signal of the Satellite Service; (2) physical space exists at the then-existing headend or earth station site to accommodate the necessary equipment; and (3) current zoning and other restrictions permit such additional equipment. Network agrees to provide Affiliate with at least 120 days' prior written notice of a satellite or technology change as set forth in subsections (i) through (iii) above; provided, however, that if a satellite change is the result of a force majeure event as set forth in Section 10 hereof, no prior written notice shall be required.

             (b) Each System that carries the Primary Service is set forth on
Schedule 1 hereto. During the Term, Affiliate shall notify Network of any additional System or Systems that will carry the Primary Service. Within forty-two (42) days of such notification, Network shall deliver and install a number of Earthboxes in each such System or Systems as set forth below. The number of Earthboxes Network shall be required to deliver and install shall be determined by the aggregate number of subscribers in each such System or Systems that receive the level or levels of service on which the Primary Service is to be carried ("Primary Subscribers"), as set forth below, for a minimum of eighteen (18) hours per day. Network shall not be required to deliver and install any Earthbox in any System (x) with fewer than [ * ] subscribers or (y)
the largest headend of which serves fewer than         [ * ]
subscribers, unless mutually agreed to by Affiliate and Network; provided that Affiliate may purchase,


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

install and maintain the requisite equipment for systems serving fewer than
      [ * ]              subscribers and Network shall provide all assistance
Affiliate reasonably requires to program and operate such equipment.

If the number of Primary                     then, the number of Earthboxes
Subscribers in a System is:                  required to be installed shall be:
---------------------------                  ----------------------------------
        [ * ]                                             [ * ]
        [ * ]                                             [ * ]

In addition to the foregoing requirements, Network shall be required to deliver and install one (1) additional Earthbox for each incremental [ * ] Primary
Subscribers over  [ * ]   Primary Subscribers in each System. Each Earthbox
delivered and installed by Network hereunder shall (i) include all programming and equipment ("Earthbox Systems") necessary and appropriate for Network to fulfill its obligations under this Agreement, (ii) be in good working condition (including the Earthbox Systems), and (iii) be maintained in good working condition (including the Earthbox Systems). In the event of a total failure of any Earthbox or Earthbox System, Network shall (A) deliver a "DigiCipher" receiver (or equivalent equipment) within twenty-four (24) hours of Affiliate's or an affiliate of Affiliate's notification of such failure to Network, to enable the affected System to receive and temporarily cablecast the Satellite Service in lieu of the Primary Service, and (B) deliver and install replacements for the failed Earthbox or Earthbox Systems at such System within seven (7) days of Affiliate's or an affiliate of Affiliate's first notification of such failure to Network. In the event of a partial failure of any Earthbox or Earthbox System, Network shall deliver and install replacement parts at such System within twenty-four (24) hours of Affiliate's or an affiliate of Affiliate's notification of such failure to Network. Network shall be responsible for all costs and liabilities arising from or relating to: (1) the delivery, installation, maintenance and repair of the Earthboxes and Earthbox Systems, and
(2) the delivery of the requisite DigiCipher receivers (or equivalent equipment), unless such costs or liabilities result from the negligence of Affiliate or an affiliate of Affiliate, in which case Affiliate shall be responsible only for the direct costs and liabilities arising from such negligence. In addition, Network shall have a technical staff available to Affiliate and any affiliate of Affiliate via telephone twenty-four (24) hours per day throughout the Term hereof to assist with any problems or questions relating to the Earthboxes or Earthbox Systems. This Agreement does not convey, sell, or assign to Affiliate or any affiliate of Affiliate any right or interest in or to the Earthboxes or the Earthbox Systems. In the event of the expiration or termination of this Agreement as to any or all Systems, each such System shall use commercially reasonable efforts to make the Earthbox(es) and Earthbox System(s) in such System(s) available to Network for the orderly removal of the same in a timely manner.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

             (c) Network shall provide to each Satellite System, to each Primary System, to each Satellite Subscriber and to each Primary Subscriber a video and audio signal of the applicable Service of a technical quality equivalent to the greater of the following: (i) comparable to the technical quality of audio and video signals delivered by other Cable television programming services, or (ii) the analog technical standards set forth in Exhibit B hereof for a Cable television programming service delivered in an analog format. Each System, if any, shall deliver to its Service Subscribers a principal video and audio signal of each Service of a technical quality at least comparable to other Cable television programming services, but in no event shall Affiliate be obligated to deliver a signal of either Service of a quality that is higher than the technical quality of such Service as provided by Network hereunder. In the event Network commences delivery of a Service in a digital or other non-analog format, Network and Affiliate shall negotiate in good faith to establish applicable technical standards, which standards shall result in a signal of such Service that is at least as high in quality, as perceived by a typical viewer of such Service, as the analog standards set forth in Exhibit B hereto.

             (d) Affiliate and each System shall have the right to exhibit, distribute, subdistribute and authorize the reception of either or both Services pursuant to this Agreement as full-time or part-time services in an analog form, a digital or modified format, or in any combination thereof. Except as otherwise provided herein, the Systems, if any, shall distribute the Services during the hours each such Service is carried by such Systems, without alteration, editing or delay. Network agrees that Affiliate shall have complete authority to control, to designate and to change the channel(s) over which each Service is to be carried on each System.

             (e) Network retains and reserves any and all rights in and to all signal distribution capacity contained within the bandwidth of the signal of the Satellite Service, including, without limitation, the vertical blanking interval ("VBI"), audio subcarriers and all other distribution capacity contained within the bandwidth of the signal of the Satellite Service between Network's uplink facilities and the Systems or Affiliate's other first downlink facilities. In addition, Network shall have the right to use the signal distribution capacity contained within the bandwidth of the signal that Network uses to communicate with the Earthboxes solely for the purposes of programming, controlling and updating the Earthbox Systems to facilitate distribution of the Primary Service hereunder. Affiliate retains and reserves any and all rights in and to, and may use in its sole discretion, all signal distribution capacity contained within the bandwidth of the signal of the Services, including, without limitation, the VBI, audio subcarriers or channels and any other portions of the bandwidth that may be created or made usable as a result of the conversion of the signal of one or both of the Services to a compressed, digital or other non-analog format as received at each System or Affiliate's other first downlink facilities from such

System or other first downlink facility (or, in the case of the Primary Service, the System headend or other location of the Earthbox) to the Service Subscribers served by such System or other first downlink facility. Nothing herein shall preclude Affiliate from exercising and exploiting the rights retained and reserved by Affiliate pursuant to this Section 4(e) by any means and in any locations freely and without restriction; provided, however, that any such use by Affiliate or the Systems shall not materially degrade, or otherwise materially interfere with, the picture quality of the Services or the audio portion of the signal of the Services that is the principal audio carriage frequency of the Services. In the event Network uses the signal distribution capacity of either Service as permitted hereunder, including, without limitation, the VBI or audio subcarriers, for the transmission of any other service, programming, material or product, Network shall not promote such service, programming, material or product on the Service without the prior written consent of Affiliate. Furthermore, Network covenants that no other information, service, programming, data, material or product shall be contained on the same line(s) of the VBI as any closed-captioning service and/or identification rating data.

             (f) Each System or other distribution system or enterprise may carry either or both of the Services on the basic level of service, on any tier, in a package of other services, a la carte, or in any combination thereof.

             (g) Except as otherwise permitted herein, Affiliate shall not itself, and shall not authorize others to, copy, tape or otherwise reproduce any part of either Service without Network's prior written authorization and in each of the Systems shall take reasonable and practical security measures to prevent the unauthorized or otherwise unlawful copying, taping or other reproduction of either Service by others through the facilities of a System. Neither Network nor its affiliates shall make any claim against Affiliate or its affiliates for any home taping by anyone viewing either Service and Affiliate may promote home taping as part of Affiliate's marketing efforts. Network acknowledges that this
Section 4(g) does not restrict Affiliate's practice of connecting its subscribers' videocassette recorders or other devices susceptible to use for home duplication of video programming to the facilities of a System.

             (h) Network hereby grants Affiliate, and any affiliate of Affiliate, the right to receive the signals of the Services, to digitize, compress, modify, replace or otherwise technologically manipulate the signals, and to transmit the signals (one or more times) as so altered (the "Altered Signals") to a satellite(s), or to a location(s) within the continental United States designated by Affiliate (in its sole and absolute discretion), for redistribution to terrestrial or other reception sites capable of receiving and utilizing the Altered Signals, provided that no such alteration, transmission, redistribution, reception or other use shall cause a material change in a viewer's perception of the principal video or principal audio presentation of the Services.

Network hereby grants Affiliate, any affiliate of Affiliate, and any System (i) the right to transmit the Altered Signals for the uses set forth in Section 1(a) of this Agreement or for any other purpose consistent with the intent of the parties hereto, and (ii) the right to transmit the Altered Signals to any third party, provided that such third party is authorized by Network pursuant to a written agreement or otherwise to receive and or distribute the Services. In addition, Network grants Affiliate the right to receive the signals of the Services, to digitize, compress or modify the signal of the Services into a three-dimensional or other augmented or enhanced version, and to distribute such version to a System(s) or to any other party on the same terms and conditions set forth herein with respect to distribution of the Services. Furthermore, Network shall not change the signals of the Services in such a way as to interfere with, or technically or technologically to defeat, Affiliate's, any affiliate of Affiliate's, or any System's rights under this Section 4(h). In the event Network interferes with or otherwise prevents receipt, digitization, compression, modification, replacement, utilization or manipulation of the signals of either or both of the Services by Affiliate, any affiliate of Affiliate, or any System or any location pursuant to the terms of this Section 4(h), then Affiliate shall have the right, in addition to any and all remedies available to Affiliate at law or in equity, to delete any or all Systems from
Schedule 1 of this Agreement, immediately, and to discontinue carriage, immediately, of such Service in any or all Systems.

             (i) Network hereby grants to Affiliate the right to transmit the signals of the Services as received or generated at the headend of any System to the Cable television system(s) of one or more unaffiliated third parties, the physical facilities of which are connected by Cable or microwave transmission to the physical facilities of the headend of such System, provided that such third party is authorized by Network pursuant to a written agreement or otherwise to receive and/or distribute the signal of an applicable Service. Network also hereby grants Affiliate the right to receive the signals of the Services from any unaffiliated third party, the physical facilities of which are connected by Cable or microwave transmission to the physical facilities of the headend of a System.

             (j) Notwithstanding anything herein to the contrary, and provided the Satellite Service is programmed by Network and is not programmed interactively by viewers of the Satellite Service, Affiliate shall have the right, but not the obligation, to preempt the Satellite Service on the Systems
for up to:  [ * ]                             each day during the Term of this
Agreement to insert other programming (the "Affiliate Inserts"). Affiliate shall provide Network with at least thirty (30) days' prior written notice of the time periods during which Affiliate will preempt the Satellite Service for the Affiliate Inserts; provided, however, that Affiliate may preempt the Satellite
Service for the Affiliate Inserts up to    [ * ]                without prior
notice to Network. Affiliate may preempt the Satellite Service


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

for an Affiliate Insert only during a terminal break. Affiliate's preemption of the Satellite Service for the exhibition of the Affiliate Inserts shall be subject to the following limitations: (i) Affiliate shall not preempt the Satellite Service for more than one (1), thirty (30) minute period during the time period from 8:00 p.m. to 11:00 p.m., Eastern Time ("Prime Time"); (ii) the Affiliate Inserts shall not comprise a simulcast or tape-delayed segment of programming from any other cable television service, other than a news, informational, or political service created for Affiliate or an affiliate of Affiliate; (iii) the Affiliate Inserts shall be spaced at least one (1) hour apart; provided, however, that Affiliate may preempt the Satellite Service for one (1) continuous hour during any time period other than Prime Time, with Network's consent, which consent shall not be unreasonably withheld or delayed by Network; (iv) the editorial and production quality of the Affiliate Inserts, as measured by the average viewer, shall be materially similar or better than the editorial and production quality of the Satellite Service, taking into account any differences in content and format; (v) during any hour of the Satellite Service that is preempted for one (1), thirty (30) minute Affiliate Insert, Affiliate shall be entitled to only fifty percent (50%) of the commercial announcement time to which Affiliate would otherwise be entitled during such hour pursuant to Section 3(b) hereof; and (vi) during any hour of the Satellite Service that is preempted for one (1) continuous hour, Affiliate shall not be entitled to the commercial announcement time for such hour to which Affiliate would otherwise be entitled during such hour pursuant to Section 3(b) hereof.

             k) Upon request by Affiliate, Network and Affiliate shall negotiate in good faith regarding the joint creation, development and distribution of multimedia, interactive and/or computer applications related to or based on either Service or either Service's programming; provided, however, that neither Network nor Affiliate shall have such an obligation to negotiate regarding any such application if Network is the sole owner of such application and if Network is creating, developing and distributing such application itself without the involvement of any third party, except for a third party that is assisting Network solely as an employee or independent contractor. Network further agrees that if it grants or offers, or has granted or offered, to any third party (including an affiliate of Network) the rights to exhibit, distribute, subdistribute and/or authorize the reception of any multimedia, interactive or computer application(s) relating to or based on either Service or either Service's programming, whether or not such application is to be offered in conjunction with or separate from such Service, Network shall promptly offer such rights to Affiliate upon terms and conditions, each of which is at least as favorable as that contained in any such third party grant or offer of rights. Affiliate shall be entitled to exhibit, distribute, subdistribute and/or authorize the reception of any such multimedia, interactive or computer
application(s) at a rate no greater than       [ * ]              of the lower
of (i) Network's then current cable television industry average rate for such rights or (ii) Network's then-current cable television


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

industry rate card for such rights, if such rate card then exists.

        5.   FEES:

        In consideration of the terms and conditions set forth herein, Affiliate and Network shall, subject to Sections 5(b) (i), (ii), (iii) and (iv), each pay the following amounts:

             (a) For each calendar month during the Initial Term and the First Renewal Term (if any), each of the parties hereto shall pay to the other party, if applicable, the following amounts calculated on a System-by-System basis:

        i. DISTRIBUTION OF THE PRIMARY SERVICE ON A FULL-TIME BASIS

             Affiliate shall elect, for each System carrying the Primary Service full-time, to be governed by either subsection i.A or i.B of this
        Section 5(a). Affiliate shall notify Network of its election no more than two (2) times each calendar year, and each election shall be effective until notification of a subsequent election.

             A. Affiliate shall pay [*] Fee (as defined below) for the Primary Service. Network shall pay Affiliate the greater of either (x)
            [ * ]       of the net telephone collections (i.e., total revenues
        received from AT&T or a similar telephone service, less only any applicable sales taxes) received by Network from calls from viewers ho request specific music videos offered by such System on the Primary Service via an Earthbox located at such System's headend (or other location of such Earthbox) each month during the Term and the First Renewal Term (if any) (the "Affiliate Share"), plus any amounts payable by Network to Affiliate pursuant to Section 7(e) hereof, or (y) the amount obtained by multiplying, each month during the pertinent calendar quarter, [*] times the number of Service Subscribers served by such System (the "Guaranteed Amount").

             B. Affiliate shall pay Network a per Service Subscriber fee of [*] multiplied each month by the number of Service Subscribers in the System who receive the Primary Service during such month (the "Fee"), which number shall be calculated pursuant to Section (5)(e) hereof. Network shall pay Affiliate for promotional support of the Primary Service (the "Promotional Payment") a monthly amount equal to [*] multiplied by the number of Service Subscribers in the applicable System who receive the Primary Service during such month. Affiliate and Network hereby agree that each System may use the Promotional Payment for, among other things, cross-channel promotional announcements, which shall be valued at the applicable System's then-current commercial advertising rate card.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

        ii. DISTRIBUTION OF THE PRIMARY SERVICE ON A PART-TIME BASIS

             Affiliate shall elect, for each System carrying the Primary Service part-time, to be governed by either subsection ii.A or ii.B of this
        Section 5(a). Affiliate shall notify Network of its election no more than two (2) times each calendar year, and each election shall be effective until notification of a subsequent election.

             A. Affiliate shall pay [*] Fee for the Primary Service. Network shall pay Affiliate the Affiliate Share for each System that elects this option. Network shall have no obligation to pay Affiliate a Guaranteed Amount for any such System; or

             B. Affiliate shall pay Network the Fee for each such System that elects this option. Network shall pay Affiliate the Promotional Payment for each such System.

        iii. DISTRIBUTION OF THE SATELLITE SERVICE ON EITHER A FULL-TIME BASIS OR A PART-TIME BASIS

             Except as provided in Section 5(a)(iv) below, Affiliate shall pay Network the Fee for each System distributing the Satellite Service; provided, however, that the Satellite Service shall be
                   [ * ]                   following the initial launch of the
        Satellite Service in such System, regardless of when the Satellite Service is first launched in such System.

        iv. DISTRIBUTION OF BOTH THE PRIMARY SERVICE ON A FULL-TIME BASIS AND THE SATELLITE SERVICE ON EITHER A FULL-TIME BASIS OR A PART-TIME BASIS

             In the event a System is carrying both (x) the Primary Service on a full-time basis and on the first or second most highly penetrated level of service in such System, and (y) the Satellite Service on either a full-time basis or a part-time basis then, regardless of whether Affiliate is receiving payment pursuant to Section 5(a)(i)(A) or Section 5(a)(i)(B), Affiliate shall be entitled to carry the Satellite Service in such System and free of any obligation to pay a Fee therefor.

             (b) "Service Subscriber(s)" shall mean each location to which Affiliate, pursuant to this Agreement, intentionally authorizes a Service directly, through an affiliate, or through the subdistribution of such Service to an unaffiliated third party. Service Subscribers shall include each occupied single family dwelling, each occupied dwelling in a multiple unit building and each bar, restaurant and other residential or commercial location where such Service is received. If Affiliate provides such Service to multiple unit complexes, including,


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

without limitation, apartments, hotels and motels, on a bulk-rate basis, then the number of Service Subscribers attributable to each such bulk-rate subscriber shall be equal to the total monthly retail rate the complex is charged in the applicable System for such Service or for the level or package of services in which such Service is carried, as the case may be, divided by Affiliate's, or the pertinent affiliate of Affiliate's, standard monthly retail rate a non-bulk rate subscriber is charged in the applicable System for such Service or for such level or package of services, as the case may be; provided, that if any such multiple-unit complex is situated outside a System's Distribution Area, then the number of Service Subscribers attributable to such bulk-rate subscriber shall be equal to the total monthly retail rate such complex is charged for such Service or for the level or package of services in which such Service is carried, as the case may be, divided by the monthly retail rate a non-bulk rate subscriber is charged for such Service or for a substantially similar level or package of services, as the case may be, in the System that is geographically nearest to such complex, provided, however, that in no event will the number of Service Subscribers calculated for any such complex exceed the actual number of occupied dwelling units receiving such Service in such complex. Service Subscriber shall not include (i) employees of Affiliate or any affiliated party who are not charged for such Service; (ii) public officials, administrative personnel or public buildings that are not charged for such Service; (iii) subscribers who have not paid their monthly rate to Affiliate, or an affiliate of Affiliate, for a given month and are subsequently disconnected; or (iv) any location to which Affiliate or an affiliate of Affiliate indirectly provides such Service through an unaffiliated third party pursuant to the rights granted in Sections 4(h) and 4(i) hereof. Any subscriber who receives such Service in more than one package of services or on more than one basis from any System shall be included in the Service Subscriber count as only one Service Subscriber.

             (c) Network shall have the right to negotiate the Fee or Fees, Affiliate Share, Guaranteed Amount and/or Promotional Payment applicable to any Renewal Term after the First Renewal Term (if any) upon written notice to Affiliate at least twelve (12) months prior to the end of the First Renewal Term (if any) or any succeeding Renewal Term. Any such revised amount (collectively, "Renewal Amounts") shall be effective upon the later of the commencement of such Renewal Term or the January 1 following agreement of the parties as to the Renewal Amounts. The amounts provided for herein for the last year of the First Renewal Term (or any succeeding Renewal Term for which the parties have agreed to Renewal Amounts) shall remain in effect after the expiration of such earlier Term until the Renewal Amounts become effective as provided in the immediately preceding sentence. Such Renewal Amounts shall be effective for the remainder of such five (5) year Renewal Term.

             (d) Notwithstanding any provision of this Agreement to the contrary, in the event that at any time during the Initial Term or during any Renewal Term, Network proposes and Affiliate accepts any surcharge for any programming on a Service, any increase in the Fees or Renewal Amounts due during a Renewal Term and otherwise payable hereunder or any reduction in the Affiliate Share, the Guaranteed Amount or the Promotional Payment, Affiliate shall have the right, but not the obligation, to carry the applicable Service in any or all Systems on the basic level of service, on any tier, in a package of other services, a la carte, or in any combination thereof. Likewise, notwithstanding any provision of this Agreement to the contrary, in the event that at least sixty (60) days prior to the expiration of the First Renewal Term (if any) hereunder, Affiliate and Network have failed to agree on the Renewal Amounts and either Affiliate or Network notifies the other party that such first party chooses to cease negotiations of the Renewal Amounts, Network shall give Affiliate notice of the Renewal Amounts to be paid hereunder and such Renewal Amounts shall be deemed the Renewal Amounts to be paid during such succeeding Renewal Term. Affiliate shall then have the right, but not the obligation, in its sole and absolute discretion, to continue to provide the applicable Service pursuant to this Agreement, on the basic level of service, on any tier, in any package of other services, a la carte or in any combination thereof.

             (e) Any undisputed Fees or undisputed Renewal Amounts payable by Affiliate to Network shall be due and payable forty-five (45) days after the end of the pertinent calendar month during the Term. In the event of a good faith dispute regarding any such Fees or Renewal Amounts, no such disputed Fees or Renewal Amounts shall be due or payable by Affiliate to Network nor subject to the recovery of prejudgment interest or the terms or conditions of Section 5(f) below, unless and until such dispute has been resolved to the satisfaction of Affiliate and Network. Any undisputed amounts payable by Network to Affiliate hereunder shall be due and payable no later than forty-five (45) days after the end of each quarter calendar year during the Term. Notwithstanding the foregoing provisions of this Section 5(e), in the event Affiliate is distributing the Service to not fewer than [ * ] Service Subscribers on February 28, 1997, then Affiliate shall pay such amounts to Affiliate as set forth in the succeeding sentence. Any amounts payable by Network to Affiliate hereunder shall first be estimated and then shall be due and payable not later than on the twelfth calendar day after the end of the pertinent month in the following manner: all such amounts shall be estimated based on the average monthly payment for the preceding twelve (12) months for such payment in such System (the "Estimated Payments"); where there have been fewer than twelve (12) such payments for such System, then the monthly average for all Affiliate's Systems receiving a similar payment shall instead be used, until such time as there have been twelve Corrected Payments (as defined below) for the applicable kind of payment in the applicable System; as soon as Network has complete actual data in respect of such payment and such System, Network shall submit a report, in a form reasonably acceptable to Affiliate, detailing such actual data (the "Corrected Payment"); and the variance


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

between the Corrected Payment and the Estimated Payment shall be accounted for as an adjustment to the next Estimated Payment for such System. For each calendar quarter during the Term for which Fees or Renewal Amounts are payable, the number of Service Subscribers shall be equal to the number of Service Subscribers as of the first day of each calendar year, adjusted quarterly for launches, acquisitions, deletions and divestitures. Service Subscribers in launched or acquired Systems shall be added in the calendar quarter following completion of the launch or acquisition. Service Subscribers in divested or deleted Systems shall be deducted from the Service Subscribers count effective in the calendar quarter of the completion of the divestiture or deletion. Notwithstanding the foregoing, in no event shall Affiliate be required to pay Fees or Renewal Amounts on a number of Service Subscribers in any calendar quarter greater than the average of the actual number of Service Subscribers as of the first day of the applicable quarter and the actual number of Service Subscribers as of the last day of the applicable quarter. For each month during the Term for which amounts are payable by Network to Affiliate hereunder, the number of Service Subscribers shall be equal to the number of Service Subscribers as of the first day of each month.

             (f) Any undisputed Fees or undisputed Renewal Amounts, and any amounts payable by Network to Affiliate hereunder that are unpaid after they are due and payable shall accrue interest at one and one-half percent (1.5%) per month or the highest lawful rate, whichever is less, from the due date until payment is received by Network or Affiliate, respectively. The party that is late in making such payments shall be liable to the other party for all reasonable costs and expenses (including, but not limited to, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) in connection with the collection of any such overdue amounts.

             (g) Affiliate shall have the right to preview the Satellite Service in any system or enterprise that meets the System Qualifications of Exhibit A hereto, on a full-time or part-time basis free of any obligation to pay Fees therefor for periods of up to one (1) month (which such periods may not be continuous) in order to determine subscriber preferences; provided, however, that no system or enterprise may preview the Satellite Service more often than twice per year. Any System or other enterprise that meets the System Qualifications of Exhibit A hereto and that provides programming services to a number of subscribers at least equal to the minimums set forth in Sections 4(b)(x) and (y) hereof, shall have the right to preview the Primary Service, on a full-time or part-time basis, free of any obligation to pay Fees or Renewal Amounts therefor for periods of up to one (1) month; provided, however, that no such system or enterprise may preview the Primary Service more than once during the Term hereof.

        6.   REPORTS:

             (a) Affiliate shall send to Network, as soon as is reasonably practicable after the beginning of each calendar month for which a payment from Network to Affiliate is to be made hereunder, a statement on a form mutually acceptable to Affiliate and Network. Each statement shall set forth the total number of Service Subscribers and such other information pertinent hereunder that relates to the computation of the amount(s) due from Network for such calendar month. Affiliate shall send to Network, not later than forty-five
(45) days after the end of each calendar quarter during the Term, a statement on a form mutually acceptable to Affiliate and Network. Each statement shall set forth the total number of Primary Subscribers and Satellite Subscribers and such other information as Network may reasonably request that is pertinent hereunder and which relates directly to the computation of the amount due to Network for such calendar quarter. Affiliate shall deliver such statement to Network prior to or along with the amount payable to Network as provided in this Agreement.

             (b) Affiliate and Network each agree to keep and maintain accurate books and records of all matters directly relating to this Agreement in accordance with generally accepted accounting principles. During the Term and for one (1) year after the termination of this Agreement, such books and records of each party shall be available to the other party for inspection and audit, during normal business hours, at the inspecting party's expense, at the other party's offices upon reasonable notice to the other party. Each party's right to perform such audit shall be limited to once in any twelve (12) month period during the Term and shall be limited to an audit with respect to amounts to be paid in the current and prior calendar years only. If either party audits the other party's books hereunder, the inspecting party must make any claim against the other party within the earlier of three (3) months after the inspecting party or the inspecting party's representative leaves the other party's offices, or twenty-four (24) months after the close of the earliest month that is the subject of such claim. In addition, any such claim, if and when made, must relate to the then-current calendar year or the immediately preceding calendar year only. If a claim is not made within any limitation set forth herein, then the Fees, any Renewal Amounts, and all reports required hereunder shall be deemed final and incontestable, and the inspecting party shall be deemed to have forever and conclusively waived its right, whether known or unknown, to collect any shortfalls from the other party for the period(s) audited. Notwithstanding the foregoing, Affiliate shall have the unconditional right, at any time during the Term, and for one (1) year after the expiration or termination of this Agreement (regardless of the reason for such expiration or termination) to audit Network's books and records to ascertain whether Network has complied with the provisions of Section 13(f) hereof; and Affiliate shall have the unconditional right, at any time during the Term and for one (1) year after the expiration or termination of this Agreement (regardless of the reason for such expiration or termination) to make a claim against Network if Affiliate determines, based upon such audit, that Network has not complied with the provisions of Section 13(f) hereof.

        7.   PROMOTION:

             (a) Affiliate shall use reasonable efforts to promote the Services within the Operating Areas of the Systems. Network shall provide promotional, marketing and sales material to Affiliate, as available and at Network's cost. Network agrees (i) to spend television and radio broadcast advertising monies in DMAs that include substantial portions of the Operating Areas of the Systems therein and (ii) to spend other marketing monies (i.e., other than broadcast advertising monies) within the Operating Areas of the Systems to maximize sales of the Services to Affiliate's cable television subscribers and satellite subscribers and to Affiliate's potential cable television subscribers and satellite subscribers in an amount, in both cases, relative to all advertising and marketing monies spent by Network that is equal to or greater than the ratio of the number of Affiliate's cable television subscribers (in the Systems) to the total number of cable television subscribers in cable television systems carrying a Service, including Affiliate's cable television subscribers (in the Systems); provided, however, that Network's spending on advertising and marketing monies in DMAs where neither Service is distributed except by terrestrial broadcast television authorized by Network pursuant to the terms of
Section 3(g) hereof.

             (b) Except to the extent prohibited by any bona fide agreement negotiated at arm's length between Network and any third party rights holder of the programming on the Services regarding distribution of the programming comprising the Services, Affiliate may create, edit, reproduce, distribute and exhibit promotional segments or clips of the programming of the Services for purposes of promoting such Services, including, without limitation, use of such promotional segments or clips on any pay-per-view preview service or any on-screen programming guide service. Affiliate may tape or otherwise reproduce any portion of either Service in the exercise of the rights granted herein. Network agrees to use its best efforts to obtain all the rights necessary for Affiliate to utilize the programming comprising each Service in the manner set forth in this Section 7(b).

             (c) Network may not undertake marketing tests, surveys, rating polls and/or other research targeted and/or focused on the Systems or the Systems' subscribers in connection with a Service without Affiliate's prior written consent, which consent may be withheld or delayed in Affiliate's sole and absolute discretion. Network shall provide Affiliate, without cost to Affiliate, with the results of such research to the extent it applies to a System or Systems or the subscribers therein. With respect to any tests, surveys, rating polls and/or other research that apply to a System or Systems for which Network seeks Affiliate's cooperation, Network shall notify Affiliate of the nature and scope of each such project and, upon Affiliate's prior written consent to such project (which consent may be withheld in Affiliate's sole and absolute discretion), Affiliate shall, to the extent permitted by applicable law and company policy, cooperate in such research by rendering such assistance as Network may reasonably request and as

Affiliate can reasonably provide, the cost of which assistance shall be borne by Network. Network shall otherwise keep the results of all research relating to a System or Systems confidential under the provisions of Section 12 hereof and shall retain the results of such research in an aggregate form only, which results do not identify any subscriber, Cable television system, Alternative Technology system, Cable television operator, or Alternative Technology Operator.

             (d) Affiliate acknowledges that the names and marks "THE BOX", "THE BOX" (with design), "THE BOX, MUSIC TELEVISION YOU CONTROL" (with design), "MUSIC TELEVISION YOU CONTROL", "XPOSURE" (with design), "BOXtalk", "BOXtunes", and "THE BOX Worldwide", (and the names of certain programs that appear in the Services) are the exclusive property of Network and its suppliers and that Affiliate has not and will not acquire any proprietary rights therein by reason of this Agreement. Network shall have the right to approve any use of such names or marks by Affiliate in publicity about Network or the products or programming included in the Services. Use of such names and marks in routine promotional materials such as program guides, program listings and bill stuffers shall be deemed approved unless Network specifically notifies Affiliate to the contrary prior to such use by Affiliate.

             (e) In addition to the amounts Network may become obligated to pay to Affiliate pursuant to the other provisions of this Agreement, Network agrees that, in the event Network includes any direct on-air sales programming on either of the Services, Network shall pay to Affiliate the greater of (i) [*] of Net Sales (as defined herein) or (ii) the then prevailing industry average home shopping service rebate (the greater of the rebates described in clauses (i) and (ii) of this Section 7(e) is referred to herein as the "Prevailing Rebate") on all products and services sold to respondents in the Systems' zip code areas by such direct on-air sales programming on the Services. Furthermore, Network shall pay Affiliate the Prevailing Rebate on all products and services sold to respondents in the Systems' zip code areas who call Network or its agent to program music videos within the Primary Service. "Net Sales" means gross sales less taxes, fees, returns and allowances, freight out and cash discounts. Network agrees that, in the event Network includes any direct on air sales programming on either of the Services, Network shall, to the extent not prohibited by applicable law, provide Affiliate with lists of the names and addresses of respondents from within the zip code areas of the Systems who respond to such direct on-air sales programming or who purchase products or services after calling Network to program music videos within the Primary Service, for use by Affiliate, any affiliate of Affiliate, or any System or Systems. For the purposes of calculating all of the commissions payable to Affiliate by Network pursuant to this Section 7(e), where a zip code area is occupied by a System and one or more distributors of a Service, Affiliate shall receive a pro rata share of the Net Sales as set forth above, but based on the ratio of Service Subscribers to total subscribers (including Service Subscribers) to such Service in the zip code.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

             (f) Network and Affiliate hereby acknowledge that (i) their interests are often in direct conflict, (ii) their relationship is often adversarial, and (iii) Network could cause Affiliate significant harm by the nature of Network's communications to Affiliate's subscribers or to the governmental entities or franchise or licensing authorities whose opinions and actions could adversely affect Affiliate's cable television systems or other video distribution systems or enterprises. Therefore, Network shall not initiate communications with any subscribers or franchise or licensing authorities or governmental entities in the Operating Area of any cable television system or other video distribution systems or enterprises that meet the System Qualifications of Exhibit A hereto without Affiliate's prior written approval, and under no circumstances shall Network engage in any communications with any subscribers or franchise or licensing authority or governmental entity in the Operating Area of any such system or enterprise that would, or could, adversely interfere with Affiliate's relations with subscribers, or Affiliate's relations with any governmental entity or community in any such Operating Area. This provision shall not apply, (A) to any national advertising by Network in connection with a Service, (B) to any proceeding before any judicial body, or
(C) to communications with Congress or with any other branch or agency of the Federal government. This Section 7(f) shall survive the expiration or termination of this Agreement (regardless of the reason for such expiration or termination) for a period of two (2) years.

             (g) Network shall not include in a Service any advertisements for "888", "800," "900," or "976" telephone services, or other telephone services or similar services that bill a caller for placing or confirming the call (other than for the telephone company's cost of the call), that relate directly or indirectly to gambling, astrological, psychic, occult, sexual or romantic activities, or adults-only services, or that are directed at children; provided, however, that notwithstanding the foregoing, Network may include in a Service advertisements for dating, psychic and astrological services until the earlier to occur of: (i) the date on which the number of subscribers receiving the signal of a Service nationwide (including Service Subscribers but excluding terrestrial broadcast television exhibition of such Service) first exceeds
   [ * ]             ; (ii) the date on which Network first reports
[ * ] dollars   [ * ]    or more in gross advertising revenue for any
twelve-month period; or (iii) the date on which the number of Service Subscribers exceeds [ * ] .

             (h) In addition to any other amounts Network may be obligated to pay to Affiliate hereunder, Affiliate agrees to pay, for ongoing marketing and promotional support of the Services in the Systems, the amount of [ * ] per Service Subscriber in Systems where a Service was launched between and including January 1, 1996 and July 1, 1997. Affiliate shall not be required to submit to Network affidavits or any other proof of performance relating to


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

the expenditure of such payments.

        8.   WARRANTIES AND INDEMNITIES:

             (a) Network represents and warrants to Affiliate that (i) Network is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; (ii) Network has the power and authority to enter into this Agreement and to perform its obligations hereunder fully; (iii) Network is under no contractual or other legal obligation that will in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on behalf of Network has the authority to do so; (v) Network is in compliance with all laws, rules, regulations and court and administrative decrees to which it is subject including, without limitation, all applicable rules and regulations of the Federal Communications Commission (the "FCC"); (vi) Network has, or will have acquired at the pertinent time when all or part of a Service is made available to Affiliate, good title to, and/or each and every property right (whether relative to tangible or intangible property), or license, usage or other right necessary or appropriate whatsoever to effectuate the acts or performances contemplated by, or satisfy the obligations imposed on it pursuant to, this Agreement, including all permits, rights, licenses and approvals necessary, required or appropriate for any and all performances through to the premises and to the listeners frequenting the premises of Service Subscribers; (vii) neither the Services, any program related thereto, or any component thereof is subject to, or the subject of, any lien, encumbrance, charge, lis pendens, administrative proceeding, governmental investigation, or litigation pending or threatened; (viii) the use and exhibition of the Services by Affiliate, as contemplated by this Agreement, will not cause Affiliate to violate any law, rule, regulation or court or administrative decree; and (ix) the obligations created by this Agreement, insofar as they purport to be binding on Network, constitute legal, valid and binding obligations of Network enforceable in accordance with their terms.

             (b) Affiliate represents and warrants to Network that (i) Affiliate is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) Affiliate has the power and authority to enter into this Agreement and to perform its obligations hereunder fully; (iii) Affiliate is under no contractual or other legal obligation that will in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on behalf of Affiliate has the authority to do so; and
(v) the obligations created by this Agreement, insofar as they purport to be binding on Affiliate, constitute legal, valid and binding obligations of Affiliate enforceable in accordance with their terms.

             (c) Network represents, warrants and covenants that (i) the Services comply, and will continue to comply, in all respects with the commercial matter limitations of the Children's Television Act of 1990, Public Law 101-437 (October 18, 1990) and
the regulations of the FCC promulgated thereunder, as the same may apply to cable television systems and cable operators, including 47 C.F.R. Section 76.225, 76.305, and as the same may be amended from time to time ("Children's Television Regulations") and that Network shall provide Affiliate with all records demonstrating such compliance under the Children's Television Regulations as are necessary for Affiliate to demonstrate its timely compliance as a cable operator with the commercial matter limitations and record keeping requirements of the Children's Television Regulations; and (ii) the Services comply, and will continue to comply, in all respects with all origination cablecasting regulations of the FCC, including but not limited to 47 C.F.R. Sections 76.205 - 76.221 (political equal time, personal attack, lotteries and sponsorship identification), as the same may be amended from time to time ("Origination Cablecasting Requirements"), and that Network shall provide Affiliate with all necessary documentation required thereunder for Affiliate to meet its documentation and public file requirements under the Origination Cablecasting Requirements in a timely manner. In the event that any other programming offered by the Services is among the kind of programming that is regulated by federal, state or local law, as the same may apply to cable television systems and cable operators, or other non-broadcast television distributors, then Network shall provide Affiliate with all statements, records or other documents reasonably necessary for Affiliate to demonstrate timely compliance as a cable operator or distributor with such laws and regulations.

             (d) Affiliate and Network shall each indemnify, defend and forever hold harmless the other, the other's affiliated companies and each of the other's (and the other's affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents, against and from any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs) arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein.

             (e) Without limiting the provisions of Section 8(d) hereof, Network shall indemnify, defend and forever hold Affiliate and Affiliate's affiliated companies and each of Affiliate's and Affiliate's affiliated companies' respective present and former officers, shareholders, directors, employees, partners and agents harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs) arising directly or indirectly out of: (i) the content of the Services, or the use and delivery of the Services hereunder (including, but not limited to, sponsorship, promotional and advertising spots, any background music and anything else inserted by Network or any party other than Affiliate), including, without limitation, any losses, liabilities, claims, costs, damages and expenses based upon any suit, lien, encumbrance, charge, lis pendens, administrative proceeding, government investigation or litigation relating to the

Services, any program included therein or any component thereof, or based upon alleged or proven libel, slander, defamation, invasion of the right of privacy or publicity, or violation or infringement of copyright (including music performance rights for any and all performances through to Affiliate's subscribers), literary or music synchronization rights, obscenity, indecency, or any other form or forms of speech (whether or not protected by the Constitution of the United States or any State) or otherwise arising out of the content of the Services as furnished by Network hereunder or caused by or arising out of any breach of any of Network's representations or warranties hereunder (provided that Affiliate shall, to like extent, indemnify Network and Network's affiliated companies and each of Network's and Network's affiliated companies' respective present and former officers, shareholders, directors, employees, partners and agents for any deletion or addition of material by Affiliate to a Service which deletion from, or addition to, such Service gives rise to losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs)); or (ii) the sale or marketing of any products or services by, through or on the Services, including, without limitation, claims related to product liability, patent, trademark, copyright infringement, right of privacy or publicity, express or implied warranties, warranties relating to compliance with any applicable governmental laws or regulations, obscenity and personal injuries (physical, economic or otherwise), to any person who may use, consume or be affected by the products and services sold or marketed by, through or on the Services.

             (f) In connection with any indemnification provided for in this
Section 8, each party shall so indemnify the other only if the party claiming the indemnity shall give the indemnifying party prompt notice of any claim or litigation to which its indemnity applies; it being agreed that the indemnifying party shall have the right to assume the full defense of any or all negotiations, claims or litigation to which its indemnity applies. The indemnified party shall cooperate fully (at the cost of the indemnifying party) with the indemnifying party in such defense and in the settlement of such claim or litigation, and the indemnified party shall make no compromise or settlement of any such claim without the prior written consent of the indemnifying party. The settlement of any claim or action by the indemnified party without the prior written consent of the indemnifying party shall release the indemnifying party from its obligations hereunder with respect to such claim or action so settled.

             (g) Network represents, warrants and covenants that (i) it has procured and shall maintain during the Term, general liability insurance covering the Service, the Programming and all elements thereof from a nationally recognized insurance carrier and in accordance with industry standards; (ii) such insurance shall have minimum limits of at least $1,000,000 per occurrence and a $3,000,000 annual aggregate for all claims, and shall carry a deductible of not more than $10,000 for any single claim; (iii) such insurance shall provide coverage not only with respect to claims asserted during the term of the insurance policy, but also with respect to claims that are asserted during a period of not less than three (3) years following expiration of such term; (iv) Affiliate shall be named as an additional insured and loss payee on the insurance policy and such policy shall provide that the proceeds thereof shall be payable to Affiliate; (v) Network shall provide Affiliate with documentation to such effect upon the execution hereof; (vi) at least thirty (30) days' prior to the expiration of such policy, Network shall provide Affiliate with appropriate proof of issuance of a policy that continues in force and effect the insurance coverage of the insurance so expiring; and
(vii) Network shall provide Affiliate with thirty (30) days' written notice of any changes in such policy; provided, however, that Network shall not make any revisions to such policy that could adversely affect Affiliate's rights without Affiliate's prior written consent.

             (h) The representations, warranties and indemnities contained in this Section 8 shall continue throughout the Term and the indemnities shall survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

        9.   EARLY TERMINATION RIGHTS:

             (a) In addition to Network's other rights at law or in equity or pursuant to other provisions of this Agreement, Network may, by so notifying Affiliate, terminate this Agreement: (i) if Affiliate is in material breach of this Agreement; provided, however, that if such breach is of the type that is curable, then Network shall not exercise its termination or other rights at law or in equity hereunder unless Network has, by so notifying Affiliate in writing, given Affiliate at least thirty (30) days from the time such notice is received by Affiliate to cure such material breach fully and to demonstrate to Network that such material breach has been cured, and provided further, that if such breach is confined to a System or to a limited number of Systems, Network shall have the right to terminate this Agreement only as to such System or Systems; or
(ii) if Affiliate has filed a petition in bankruptcy, is insolvent, or has sought relief under any law related to Affiliate's financial condition or its ability to meet its payment obligations; or (iii) if any involuntary petition in bankruptcy has been filed against Affiliate, or any relief under any such law has been sought by any creditor(s) of Affiliate, unless such involuntary petition is dismissed, or such relief is denied within thirty (30) days after it has been filed or sought.

             (b) In addition to Affiliate's other rights at law or in equity or pursuant to other provisions of this Agreement, and in addition to any other right to terminate provided hereunder, Affiliate may, by so notifying Network, terminate this Agreement: (i) if Network is in material breach of this Agreement, provided, however, if such breach is of the type that is curable, then

Affiliate shall not exercise its termination or other rights at law or in equity hereunder unless Affiliate has, by so notifying Network, given Network at least thirty (30) days from the time such notice is sent, to cure such material breach fully and to demonstrate to Affiliate that such material breach has been cured, unless a shorter cure period is specified elsewhere in this Agreement for a specific breach, in which case such shorter cure period shall apply; or (ii) if Network has filed a petition in bankruptcy, is insolvent or has sought relief under any law related to Network's financial condition or its ability to meet its payment obligations; or (iii) if any involuntary petition in bankruptcy has been filed against Network, or any relief under any such law has been sought by any creditor(s) of Network, unless such involuntary petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought; or (iv) on at least fifteen (15) days' notice in the event that delivery of a Service is discontinued or interrupted for a continuous period of fifteen
(15) days.

        10.  FORCE MAJEURE:

        Except as herein provided to the contrary, neither Affiliate nor Network shall have any rights against the other party hereto for the non-operation of facilities or the non-furnishing of a Service if such non-operation or non-furnishing is due to an act of God; inevitable accident; fire; lockout; flood; tornado; hurricane; strike or other labor dispute; riot or civil commotion; earthquake; war; act of government or governmental instrumentality (whether federal, state or local); failure of performance by a common carrier; failure in whole or in part of technical facilities; or other cause (financial inability excepted) beyond such party's reasonable control. In the event of non-operation or non-furnishing of a Service, Affiliate shall have the right, immediately, to insert programming of its choice on the channel otherwise identified with such Service until such time as such Service is fully operational again. If such non-operation or non-furnishing of a Service is caused by any incapacity in Network's distribution facilities, then credit shall be given or payment made to Affiliate on that portion of such Service that is affected by any interruption during any month equal to the product of (x) the Fees, any Renewal Amounts, Affiliate Share, Guaranteed Amount and/or Promotional Payment, respectively, for the applicable Service that would be due for such month, calculated in accordance with this Agreement, assuming no interruption of such Service during such month, multiplied by (y) a fraction, the numerator of which is the total number of hours of interruption of such Service during such month and the denominator of which is the total number of hours of such Service that would have been provided and carried by a System or Systems during such month absent such interruption(s). If such non-operation or non-furnishing of a Service is caused by any incapacity in Affiliate's distribution facilities, then, if Affiliate is paying Fees for the receipt of such Service, Affiliate shall receive a credit on Fees on that portion of such Service that is affected by any such interruption during any month, to be calculated as set forth in the immediately preceding sentence; and if Network is paying Affiliate the Affiliate Share, Guaranteed Amount and/or Promotional Payment for carriage of such Service, Network shall not be required to make such payments to Affiliate during the period of such interruption.

        11.  NOTICES:

        Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by registered or certified mail return receipt requested or by hand or messenger delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other party, at the following address (unless either party at any time or times designates another address for itself by notifying the other party thereof by certified mail, in which case all notices to such party thereafter shall be given at its most recently so designated address):

             To Network:     THE BOX Worldwide, Inc.
                             1221 Collins Avenue
                             Miami Beach, Florida 33139
                             Attention: Chief Financial Officer

             To Affiliate:   Terrace Tower II
                             5619 DTC Parkway
                             Englewood, Colorado 80111
                             Facsimile Number: (303) 488-3218
                             Attention: Senior Vice President,
                                        Programming
                             cc: Legal Department

Notice or report given by personal delivery shall be deemed given on delivery. Notice or report given by mail shall be deemed given on the earlier to occur of actual receipt thereof or on the fifth day following mailing thereof in accordance with the notice requirements of this Section 11. Notice or report given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed given on the day of transmission if a business day, or on the next business day after the day of transmission if not transmitted on a business day.

        12.  CONFIDENTIALITY; PRESS RELEASES:

        Neither Affiliate nor Network shall disclose (whether orally or in writing, or by press release or otherwise) to any third party (other than each party's respective officers, directors and employees, in their capacity as such, and their respective auditors and attorneys; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 12 by such officers, directors, employees, auditors or attorneys), any information with respect to the terms and provisions of this Agreement, any information obtained in any inspection and/or audit of the other party's books and records, any information contained in any data or report required or delivered hereunder or any materials related thereto; and Network shall not use or disclose to any third party any information regarding Affiliate's promotion of a Service, including, but not limited to, Affiliate's promotional or marketing plans, programs or strategies, as well as the results therefrom, and any information regarding Affiliate's, any affiliate of Affiliate's or any System's subscribers, or Alternative Technology subscribers including, but not limited to, the number of such subscribers, including Alternative Technology subscribers except (as to all of the preceding): (i) to the extent necessary (but redacted to the greatest extent possible) to comply with law or with the valid order of an administrative agency or a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (ii) as part of its normal reporting or review procedure to its parent company, its auditors or its attorneys; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 12 by such parent company, its auditors or attorneys; (iii) in order to enforce its rights or perform its obligations pursuant to this Agreement provided that prior to such disclosure such party shall seek confidential treatment of such information; and (iv) if mutually agreed by Affiliate and Network, in advance of such disclosure, in writing. Network shall not use or disclose information (whether personally identifiable information or not) to any third party regarding Affiliate's or any affiliate of Affiliate's cable television subscribers or Alternative Technology subscribers (unless such information is obtained from the subscribers themselves in a communication that does not violate the provisions of Section 7(f) hereof) and shall not engage in any direct mailing or telephone solicitation, for any purpose, to cable television subscribers or Alternative Technology subscribers of Affiliate or any affiliate of Affiliate. This Section 12 shall survive, indefinitely, the expiration or termination of this Agreement regardless of the reason for such expiration or termination.

        13.  MISCELLANEOUS:

             (a) Assignment; Binding Effect; Reorganization. This Agreement, including both its obligations and benefits, shall redound to the benefit of, and be binding on the respective transferees and successors of the parties, except that neither this Agreement nor either party's rights or obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party; provided, however, no consent shall be necessary in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by either party or assignment to an entity under common control, controlled by or in control of either party. Notwithstanding the foregoing, Network shall give Affiliate thirty (30) days' prior written notice of a change in the control or ownership of a Service or Network. In such event, this Agreement shall continue but, upon the date of such change of control, at Affiliate's option, (i) Affiliate may carry such Service on the basic level of service, on any tier, in any package or packages, or on an a la carte basis in any or all Systems; or
(ii) any or all of the Systems may be deemed deleted from Schedule 1 hereto and carriage of such Service may be discontinued on any or all of the Systems; provided, however, that Affiliate shall have the option to continue or restore carriage of such Service in any or all Systems at any time during the Term. For purposes of this paragraph, the term "control" means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

             (b) Service Combinations. In the event that a Service(s) is(are) merged with, or Network acquires control of, or Network is acquired by or merges with, or control of Network is acquired by, or such Service(s) is(are) acquired by, any other programming service or the owner of any other programming service, if Affiliate has (at the time of such merger or acquisition) an affiliation agreement with any such other service or entity, Affiliate shall have the option to choose to continue carriage of such Service(s) and of such other service, as the case may be, under either this Agreement or under such other affiliation agreement. If Affiliate does not have an affiliation agreement with such other service or entity, Affiliate shall have the option to elect to have this Agreement continue to apply to such Service(s) after such merger or acquisition, or to any surviving service after such merger or acquisition.

             (c) Entire Agreement; Amendments; Waivers. This Agreement contains the entire understanding of the parties and supersedes and abrogates all contemporaneous and prior understandings of the parties, whether written or oral, relating to the subject matter hereof, including in particular the letter agreement between Network and Affiliate dated March 7, 1995. This Agreement may not be modified except in writing executed by both parties hereto. Any waiver of any provision of, or right included in, this Agreement must be in writing and signed by the party whose rights are being waived. No waiver by either Affiliate or Network of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement. The failure of Affiliate or Network to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach.

             (d) Governing Law. The obligations of Affiliate and Network under this Agreement are subject to all applicable federal, state and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as the same may be amended from time to time, and the rules and regulations of the FCC promulgated thereunder), and this Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York (except for issues of perpetuity which shall be governed by the laws of the State of Colorado), without regard to choice of law rules.

             (e) Relationship. Neither Affiliate nor Network shall be, or hold itself out as, the agent of the other under this Agreement. No subscriber of Affiliate shall be deemed to have any privity of contract or direct contractual or other relationship with Network by virtue of this Agreement or Network's delivery of a Service to Affiliate hereunder. Likewise, no supplier of advertising or programming or anything else included in a Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with Affiliate by virtue of this Agreement or Affiliate's carriage of such Service hereunder. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners, joint venturers or agents, as between Affiliate and Network, and neither party is authorized to or shall act toward third parties or the public in any manner that would indicate any such relationship with the other. Network disclaims any present or future right, interest or estate in or to the transmission facilities of Affiliate and any affiliate of Affiliate and the parents, subsidiaries, partnerships or joint venturers controlling the Systems on which a Service is transmitted, such disclaimer being to acknowledge that neither Affiliate nor the transmission facilities of the Systems (nor the owners thereof) are common carriers.

             (f) Favorable Terms. Network agrees that if it gives or offers, or has given or offered, to any third party (i) a lower net effective rate per subscriber for a Service than Affiliate is paying per Service Subscriber hereunder, (ii) the right to demand an Earthbox with fewer subscribers to the Primary Service in a Cable television system than is provided herein, (iii) a more favorable Promotional Payment, (iv) a more favorable Affiliate Share, (v) a more favorable Guaranteed Amount, or (vi) any other economic or non-economic term, provision, covenant or consideration, that are or is more favorable to such third party than Affiliate is receiving hereunder (clauses (i) through (vi) above, individually and collectively, shall be referred to herein as a "More Favorable Provision"), then Network shall promptly offer such More Favorable Provision to Affiliate for the same amount of time such More Favorable Provision is or was available to such third party. A More Favorable Provision shall not include any pertinent term, provision, covenant or consideration given or offered to any third party, provided it is the identical term, provision, covenant or consideration offered and granted to Affiliate the same number of times at one or more previous points in time. A More Favorable Provision shall include any term, provision, covenant or consideration, regardless of whether there is a corresponding term, provision, covenant or consideration concerning the subject matter of such More Favorable Provision in this Agreement or whether such term, provision, covenant or consideration relates to such third party's entire subscriber base or less than the entire base (e.g., a More Favorable Provision relating to a "test" of "sample" group of subscribers). The calculation of net effective rate shall include all economic and non-economic terms and provisions of an agreement that involve financial or other outlays (excluding contingent liabilities) by either party for the benefit of the other or in direct or indirect connection with the rates for the Services, or that involve direct or indirect consideration payable by either party to the other, such as discounts, credits, marketing support or adjustments of any kind including, but not limited to, actual per subscriber rates, launch reimbursements, advertising support, volume or other discounts, reimbursements, channel position fees, discounts, credits or rebates, pre-payment of loans, deductions for uncollected accounts, market contributions and other incentives, cash payments (whether conditional or not), sales or leases of equipment, studio facility discounts, free or discounted marketing materials, payment terms and other financings. In determining "net effective rates," the actual number of subscribers to each Service (rather than projected or expected subscribers or the number of such third party's subscribers who are not actually subscribers to such Service) will be considered.

        When comparing the "net effective rates" of Affiliate and any third party distributor of the Services, all subscribers to the Services of Affiliate and each distributor shall first be divided into six (6) classes, and then the "net effective rates" for the subscribers in each class shall be separately compared; the six (6) classes of subscribers to the Services shall be: (A) all subscribers to whom the Primary Service is available full-time but for whom no Fee is paid; (B) all subscribers to whom the Primary Service is available full-time and for whom a Fee is paid; (C) all subscribers to whom the Primary Service is available part-time but for whom no Fee is paid; (D) all subscribers to whom the Primary Service is available part-time and for whom a Fee is paid;
(E) all subscribers to whom the Satellite Service (but not the Primary Service) is available; and (F) all subscribers to whom the Primary Service is available full-time and the Satellite Service is also available either full-time or part time, provided only that both Services are available on the first or second most highly penetrated levels of service.

        Without limiting the foregoing, and for purposes of comparing the actual rate per subscriber to a Service payable by Affiliate to the actual rate per subscriber to such Service payable by a third party distributor of such Service distributing such Service through the use of any television distribution system or enterprise, the penetration of such Service for such third party distributor shall be calculated as if the denominator includes all recipients of any television service through such system or enterprise, regardless of the number of parties distributing television services through such system or enterprise.

        Network agrees to provide to Affiliate a written certification on each annual anniversary date of this Agreement, signed by a duly authorized officer of Network, stating that Network has satisfied its obligations under this
Section 13(f). Notwithstanding the foregoing, the provisions of this Section 13(f) shall not apply to any agreement between Network and any distributor that has expired prior to the date hereof.

             (g) Severability. The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein; provided, however, that both parties shall negotiate in good faith with respect to an equitable modification of the provision, or application thereof, held to be invalid and provisions logically related thereto.

             (h) No Inference Against Author. Network and Affiliate each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

             (i) No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

             (j) Headings. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

             (k) Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made nor intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any incorporator, stockholder, director, officer, partner, employee or agent, past, present or future, or any of them, and any recourse, whether at common law, in equity, by statute or otherwise, against any of them is hereby forever waived and released.

             (l) Taxes. Affiliate shall have the right to withhold any portion of any amounts payable by Affiliate to Network that Affiliate is required to withhold by applicable law, and to pay any such amounts over to any appropriate governmental authority. Network shall provide such assistance as is necessary to enable Affiliate to discharge its obligation to withhold and/or pay taxes on Network's behalf. Network shall indemnify, defend and forever hold harmless Affiliate and any affiliate of Affiliate from and against any and all liabilities, claims, costs (including attorneys' fees), damages, liens, encumbrances, charges, suits or actions arising directly or indirectly out of any tax or other amount withheld, paid or otherwise collected by Affiliate on Network's behalf, or owed or paid by Network to any governmental entity.

        The parties hereto have executed this Agreement as of the date first above written.

AFFILIATE:                                   NETWORK:
By:/s/ DAVID A. JENSEN                       By:/s/ STANLEY H. GREEN
   ------------------------------               -----------------------------

Title: Vice President-Programming            Title: President, The Box U.S.A
       --------------------------                   -------------------------



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